Exhibit 10.7


PRIVATE & CONFIDENTIAL


May 24, 2000


Mr. Walter Campbell
19 Ducatel Crescent
Ajax, Ontario
L1T 3B5

Dear Wally:

                            RE: TERMS OF EMPLOYMENT

The following outlines the terms of your employment with MDC Communications Corporation effective August 31, 1999.

Title:

                     Senior Vice President Finance

Reports to:

                     Peter M. Lewis, Executive Vice President

Duties:

                     Performing the role of Senior Vice President Finance, working closely with Peter Lewis.

Base Salary:

                     $275,000 per annum

Bonus:

                     A bonus of up to 100% of base salary would be paid following the end of a particular fiscal year ended December 31 based on achievement related to the following criteria:

                     - Implementation of suitable treasury management function including the development of a flexible forecasting model

                     - Maintenance of appropriate hedging techniques to manage the Corporation's financial risks related to MDC's indebtedness

                     -  Development of relationships with investment banks

                     -  Development of relationships with analysts

                     - Successful management of audit relationships and achievement of corporate goals

                     - Successful development of young and inexperienced department to public company standards

                     - Supervision of implementation of effective corporate cost control system

                     - Controlling capital allocation through development and maintenance of capital authorization request process

                     -  Overall corporate performance of MDC

                     The bonus payable for the fiscal year ending December 31, 2000 will be a minimum of $100,000.

Stock Options:       You have been granted stock options to purchase a
                     total of 40,000 Class A shares of MDC pursuant to the provisions of the MDC Stock Option Plan.

Stock Loan:          The Company has granted you a loan of approximately
                     $320,000. Such loan is non-interest bearing and repayable the earlier of 10 days after sale of the related stock or within 12 months of termination of your employment.

Loan Benefit:        You have been provided with an interest free
                     forgivable loan of $150,000, forgivable $30,000 on each of January 1, 2001, 2002, 2003, 2004 and 2005. When the loan is forgiven, the Company will pay for the applicable income taxes to enable you to realize the full benefit of $150,000 after income taxes. The Loan Benefit remains unchanged if you die, become disabled or your employment is terminated.

Car Allowance:       $1,000 per month

Parking:             MDC will pay your monthly parking costs in full.

Vacation:            4 weeks annually

Benefits:            You will be entitled to all other benefits generally made
                     available to senior management of MDC.

Expenses:            You will be reimbursed for all travel, cellular phone, and entertainment expenses incurred in the performance of your duties.

Memberships:         The Company will reimburse club memberships and related
                     expenses up to a maximum of $3,500 per annum.

Severance:           Upon termination without cause, you will be entitled to
                     receive severance equal to 9 months of your then current base salary plus one month's salary for each full year of service with MDC, up to an aggregate maximum of 18 months.


If this offer is acceptable would you please acknowledge your agreement with the above by signing in the space provided below.

Yours truly,



Peter M. Lewis
Executive Vice President &
Chief Financial Officer




Agreed:


___________________________                     _____________________________
Walter Campbell                                 Date